EXHIBIT 99
                                                             ----------
NEWS For Immediate Release
October 24, 2001

                                             For Further Information Contact:

                                             Paul M. Limbert
                                             President & CEO
                                             (304) 234-9000

                                             or

                                             Robert H. Young
                                             Executive VP & CFO
                                             (304) 234-9000

                                             Nasdaq Trading Symbol: WSBC

WesBanco Announces a Change in CRA Rating

WesBanco, Inc., Wheeling, WV ("WesBanco"), a multi-state bank holding company headquartered in Wheeling, West Virginia, announced today that its Community Reinvestment Act ("CRA") rating for its subsidiary bank, WesBanco Bank, Inc. ("Bank") has been determined to be "Satisfactory" through the Federal Reserve Bank appeal process. WesBanco officials commented that the Federal Reserve Bank of Cleveland has issued a new Performance Evaluation to the Bank for the purpose of updating the Bank's public file.

Paul M. Limbert, President and Chief Executive Officer of WesBanco, Inc. commented "WesBanco's Board of Directors and management are pleased that the Federal Reserve has acted favorably in support of the Bank's appeal and revised the Bank's Performance Evaluation."

The change in the Bank's CRA rating will permit WesBanco, Inc. to proceed with the filing of an application to the Federal Reserve Bank of Cleveland for the acquisition of American Bancorporation, Wheeling, West Virginia, in accordance with the terms and conditions of the


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Agreement and Plan of Merger dated February 22, 2001.  The parties anticipate extending the date set forth in the Agreement by which the closing of the transaction was required from December 31, 2001 to March 31, 2002.

WesBanco officials also reported a continuation of their efforts to improve their overall Community Reinvestment Program in accordance with current regulatory guidance and under the leadership of CFO Robert Young. Comprehensive programs have been established to provide additional community outreach, more diversified retail marketing efforts and additional loan products for qualifying individuals. The loan products currently available include a home weatherization loan, a home purchase loan program, and an automobile loan product for lower-income customers.

WesBanco is a $2.5 billion multi-state bank holding company presently operating through 59 banking offices in the States of West Virginia and Ohio. Its principal subsidiaries include WesBanco Bank, Inc., a full service commercial bank, WesBanco Insurance Services, an insurance broker primarily focused on commercial property and casualty insurance, and WesBanco Securities, Inc., a full service broker/dealer that also operates Mountaineer Securities, WesBanco's discount brokerage operation.